EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

BIO-LOGIC SYSTEMS CORP.

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation is

BIO-LOGIC SYSTEMS CORP.

SECOND: The registered office of the corporation is to be located at c/o United Corporate Services, Inc., 410 South State Street, in the City of Dover, County Kent, State of Delaware. The name of its registered agent at that address is United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Without limiting the scope and generality of the foregoing, the corporation may engage in the following activities:

To develop, operate, construct, perform, provide and sell computing, data processing and informational services and equipment including but not limited to system design, programming, computer software, hardware and peripheral equipment operation, selling of proprietary computer programs and systems to the general public; to enter into time-sharing arrangements and agreements with others for the use and operation of computer hardware, software and peripheral equipment; to engage in and carry on the business of electronic, mechanical, or manual data processing on a time sharing lease or otherwise; to lease, sell or otherwise dispose of the use of computers for data processing applications; and to act as a broker in connection with such disposition of computers and computer time.

To engage in the business of research, fabrication, appraisal, development and other activities relating to the application, structure, manufacture, modification, maintenance, operation, repair, functioning, use and other services relating to data processing and computer hardware and software and systems of every kind, nature and description.

To engage in the maintenance and operation of offices, sites, centers and facilities in the application of the data processing and computer hardware and software fields.

To carry on any business, exercise and power or do any act which the corporation may, with proper license and under the General Corporation Law, lawfully carry on, exercise, or do, as related to the above.

To purchase, manufacture, produce, assemble, receive, lease or in any manner acquire, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, import, export, sell, lease, assign, transfer and generally to trade and deal in and with raw materials, natural or manufactured articles or products, machinery, equipment, devices, systems, parts, supplies, apparatus, goods, wares, merchandise and personal property of every kind, nature or description, tangible or intangible, used or capable of being used for any purpose whatsoever; and to engage and participate in any mercantile, manufacturing or trading business, of any kind or character.

To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation.

To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description, including contracts of guaranty or suretyship.

To lend money for its corporate purposes, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.

To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

To participate with others in any corporation, partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or arrangement which the participating corporation would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others; and to be an incorporator, promoter or manager of other corporations of any type or kind.

To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive and commission plans, trusts and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholders.

To acquire by purchase, subscription or otherwise, and to hold for investment or other and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock, the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

To do all and everything necessary, suitable and proper or the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

The business or purpose of the corporation is from time to time to do any one or more of the acts and things herein above set forth, and it shall have power to conduct and carry on its business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia and in all or any foreign countries.

The enumeration herein of the objects and purposes of the corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or implied by the reasonable construction of the said laws.

FOURTH: The Corporation shall be authorized to issue forty million (40,000,000) shares of common stock, par value $0.01 per share.

FIFTH: The name and address of the incorporator are as follows:

Name	Address
Ray A. Barr	9 East 40th Street
New York, New York 10016

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1) (a) Except as otherwise fixed by or pursuant to the provisions of Article FOURTH of this certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over another class or series of stock as to dividends or upon liquidation to elect additional directors under specific circumstances, the number of directors of the corporation shall be fixed from time to time by a majority of the authorized Board of Directors but shall not be less than three nor more than seven. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1989, with each class to hold office until its successor is elected and qualified. At the annual meeting of the stockholders of the corporation, the successors of the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Election of directors need not be by ballot unless the By-Laws of the corporation so provide.

(b) Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the corporation.

(c) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Subject to the rights of any class or series of stock having a preference over any other class or series of stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only with cause and only by the affirmative vote of (i) the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) a majority of such shares beneficially owned by persons not affiliated with an Interested Stockholder (as defined in Article ELEVENTH of this certificate of incorporation).

(e) Notwithstanding any other provisions of this certificate of incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or By-Laws of the corporation), the affirmative vote of (i) the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) a majority of such shares beneficially owned by persons not affiliated with an Interested Stockholder (as defined in Article ELEVENTH of this certificate of incorporation), shall be required to alter, amend, adopt any provision inconsistent with or repeal this Section (1) of Article SIXTH.

(2) The Board of Directors shall have power without the assent or vote of the stockholders:

(a) To fix and vary the amount to be reserved for any proper purpose; to authorize end cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(c) To make, alter, amend and repeal the By-Laws of the corporation. Any By-Laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this certificate of incorporation to the contrary, Article I, Sections 2 and 11, Article II, Sections 2, 11, 12 and 15, and Articles V and XI of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of (i) the holders of at least 80% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) a majority of such shares owned by persons not affiliated with an Interested Stockholder (as defined in Article ELEVENTH of this certificate of incorporation) provided that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of any special meeting called for the taking of such action. Notwithstanding any other provisions of this certificate of incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or By-Laws of the corporation), the affirmative vote of (i) the holders of at least 80% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) a majority of such shares beneficially owned by persons not affiliated with an Interested Stockholder (as defined in Article ELEVENTH of this certificate of incorporation), shall be required to alter, amend, adopt any provision inconsistent with or repeal this paragraph (c) of Article SIXTH, Section (2).

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TENTH: Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over any other class or series of stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Notwithstanding any other provisions of this certificate of incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or By-Laws of the corporation), the affirmative vote of (a) the holders of at least 80% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (b) a majority of such shares beneficially owned by persons not affiliated with an Interested Stockholder (as defined in Article ELEVENTH of this certificate of incorporation), shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article TENTH.

ELEVENTH: (1) In addition to any affirmative vote required by law or this certificate of incorporation, and except as otherwise expressly provided in Section (2) of this Article ELEVENTH, a Business Combination (as hereinafter defined) shall require the affirmative vote of (i) the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, and (ii) a majority of such shares beneficially owned by persons not affiliated with the Interested Stockholder (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(2) The provisions of Section (l) of this Article ELEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this certificate of incorporation, if all of the conditions specified in either of the following paragraphs A and B are met or, in the case of a Business Combination not involving the payment of consideration to the holders of outstanding Voting Stock, if the condition specified in the following paragraph A is met:

(A) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

(B) All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination (the “Consummation Date”) of consideration other than cash to be received per share by holders of common stock of the corporation in such Business Combination shall be at least equal to the higher of the following:

(a) (If applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of common stock of the corporation acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(b) the Fair Market Value per share of common stock of the corporation on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such later date is referred to in this Article ELEVENTH as the (“Determination Date”), whichever is higher:

(ii) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (B)(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv) After the Determination Date and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Voting Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the common stock of the corporation (except as necessary to reflect any subdivision of the common stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), racapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock of the corporation, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(v) After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provision replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(vii) Such Interested Stockholder shall not have made any major changes in the corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

(3) For purposes of this Article ELEVENTH:

(A) The term “Business Combination” shall mean any of the transactions or series of transactions which is referred to in any one or more of the clauses (i) through (v) below.

(i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market value of $1,000,000 or more; or

(iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market value of $1,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

(B) A “person” shall mean any individual, firm, corporation or other entity.

(C) “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 9% of the voting power of the outstanding Voting Stock;

(ii) is an Affiliate or Associate (as hereinafter defined) of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner; directly or indirectly, of 9% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any sharer of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;

provided, however, that the term “Interested Stockholder” shall not include any person who, but for this proviso, would be an Interested Stockholder on September 15, 1986.

(D) A person shall be a “beneficial owner” of any shares of Voting Stock:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(E) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (C) of this Section (3), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (D) of this Section (3) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(F) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 15, 1986.

(G) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (C) of this Section (3), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(H) “Continuing Director” means any member of the Board of Directors of the corporation (the “Board”), while such person is a member of the Board, who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

(I) “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York’s Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors;

(J) In the event of any business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in paragraph B(i) and (ii) of Section (2) of this Article ELEVENTH shall include the shares of common stock of the corporation and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(4) A majority of the Continuing Directors of the corporation shall have the power and duty to determine for the purposes of this Article ELEVENTH on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a transaction or a series of transactions constitutes a Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

(5) Nothing contained in this Article ELEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

(6) The fact that any provision complies with paragraph (B) of Section (2) of this Article ELEVENTH shall not be construed to impose any fiduciary duty obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the corporation nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

(7) Notwithstanding any other provisions of this certificate of incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or by By-Laws of the corporation), the affirmative vote of (a) the holders of 80% or more of the voting power of the then outstanding Voting Stock, voting together as a single class, and (b) a majority of such shares beneficially owned by persons not affiliated with the Interested Stockholder, shall be required to alter, amend or repeal, or adopt any provisions inconsistent with, this Article ELEVENTH, provided, however, that this Section (7) shall not apply to any alteration, amendment, repeal or adoption unanimously recommended by the Board if all such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section (3), paragraph H of this Article ELEVENTH.

TWELFTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a stock repurchase which is illegal under Section 174 of the General Corporation Law of the State of Delaware (iv) for any transaction from which the director derived an improper personal benefit.